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                                                                   Exhibit 12.01

CITIGROUP, INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

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
                                                             YEAR ENDED DECEMBER 31,              Six Months
                                                                                                   June 30,

EXCLUDING INTEREST ON DEPOSITS:                     2001     2000     1999     1998     1997     2002     2001
                                                   ------   ------   ------   ------   ------   ------   ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                      20,262   23,253   17,764   18,997   17,645    6,346   11,525
     INTEREST FACTOR IN RENT EXPENSE                  444      416      292      417      321      213      201
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                        20,706   23,669   18,056   19,414   17,966    6,559   11,726
                                                   ------   ------   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   21,897   21,143   18,151   11,085   12,305   13,405   11,206
     OTHER                                             --       --       --       --       --       --       --
     FIXED CHARGES                                 20,706   23,669   18,056   19,414   17,966    6,559   11,726
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               42,603   44,812   36,207   30,499   30,271   19,964   22,932
                                                   ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                  2.06     1.89     2.01     1.57     1.68     3.04     1.96
                                                   ======   ======   ======   ======   ======   ======   ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                              31,965   36,638   28,674   30,692   27,299   10,554   17,992
     INTEREST FACTOR IN RENT EXPENSE                  444      416      292      417      321      213      201
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                        32,409   37,054   28,966   31,109   27,620   10,767   18,193
                                                   ------   ------   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   21,897   21,143   18,151   11,085   12,305   13,405   11,206
     OTHER                                             --       --       --       --       --       --       --
     FIXED CHARGES                                 32,409   37,054   28,966   31,109   27,620   10,767   18,193
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               54,306   58,197   47,117   42,194   39,925   24,172   29,399
                                                   ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                  1.68     1.57     1.63     1.36     1.45     2.25     1.62
                                                   ======   ======   ======   ======   ======   ======   ======
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